April 6, 2004



Mr. Lawrence A. Weinbach
c/o Unisys Corporation
Unisys Way
Blue Bell, Pennsylvania  19424


Dear Mr. Weinbach:

You are presently employed by Unisys Corporation (the "Corporation") as Chairman of the Board, President and Chief Executive Officer under the terms of a letter agreement dated April 25, 2002. This letter agreement (the "Agreement") supersedes and replaces the letter agreement dated April 25, 2002 pursuant to Section 17 below, and describes the terms and conditions of your employment with the Corporation on and after April 6, 2004 and through January 31, 2006. The provisions of this Agreement are as follows:

1. POSITION. Effective April 6, 2004, you will resign as President of the Corporation and you will continue to serve as Chairman of the Board and Chief Executive Officer of the Corporation until January 31, 2005. Effective February 1, 2005, you will resign as Chief Executive Officer of the Corporation, but you will continue to remain employed with the Corporation as Chairman of the Board through January 31, 2006; provided, however, that if the Board of Directors requests that you continue to serve as Chief Executive Officer after January 31, 2005, you will continue to serve as Chairman and Chief Executive Officer until a successor Chief Executive Officer is appointed by the Board.

2. BASE SALARY. For your services as Chairman of the Board and Chief Executive Officer of the Corporation, you will receive a base salary at the annual rate of not less than $1,400,000 per year. If you resign as Chief Executive Officer of the Corporation, but continue to remain employed as Chairman of the Board, your base salary rate will be $1,000,000 per year.

3. ANNUAL BONUS. (a) You will participate in the Executive Variable Compensation ("EVC") Plan and your target will be 100% of your annual paid salary and your maximum potential award under the EVC Plan will be 200% of your EVC target. The actual EVC paid to you, if any, will be determined by the Compensation Committee of the Board of Directors (the "Committee") in its sole discretion and will be based on such factors as it deems appropriate. Your actual EVC payment, if any, will be made in cash at the time of the award, subject to your election to defer receipt of all or any portion of the EVC award in accordance with the terms of the Unisys Corporation Deferred Compensation Plan (or any successor deferred compensation program). Subject to the provisions of Sections 10 and 11 below, (1) if you continue to be employed with the Corporation through January 31, 2005, but terminate your employment with the Corporation before the 2004 EVC payout date, you will be eligible to receive an EVC award for the 2004 award year and (2) if you continue to be employed with the Corporation through January 31, 2006, but terminate your employment before the 2005 EVC payout date, you will be eligible to receive an EVC award for the 2005 award year, each such payment to be determined under this Section 3(a) as if you had continued to be employed through the applicable EVC payout date, and each such payment to be made at the same time as if you had continued to be employed.

(b) Notwithstanding Section 3(a), if you resign as Chief Executive Officer effective February 1, 2005 and continue to remain employed as Chairman of the Board, you will not be eligible to participate in the EVC Plan for the 2005 award year as provided under Section 3(a), but you will participate in a special Chairman Bonus Plan and your target bonus for 2005 will be $1,000,000. The actual bonus paid to you for 2005, if any, will be determined by the Committee in its sole discretion and will be based on such factors as it deems appropriate. Your actual bonus payment, if any, will be made in cash at the time of the award, subject to your election to defer receipt of all or any portion of the bonus award in accordance with the terms of the Unisys Corporation Deferred Compensation Plan (or any successor deferred compensation program). Subject to the provisions of Sections 10 and 11 below, if you continue to be employed with the Corporation through January 31, 2006, you will be eligible to receive a bonus award for the 2005 award year determined under this Section 3(b) as if you had continued to be employed through the bonus payout date, such payment to be made at the same time as if you had continued to be employed.

4.  LONG-TERM INCENTIVE AWARDS.  (a)   You will be eligible to receive stock
option awards under the terms of the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan ("2003 LTIP")(or any successor stock
option plan) and will receive stock option awards in each year in which   such
awards are made to other executive officers generally. You will also be eligible to receive long-term performance awards and restricted share/share unit awards under the terms of the 2003 LTIP (or any successor thereto) in each year in which such awards are made to executive officers generally. In either case, such awards will be made on a basis no less favorable to you than to other executives generally.

  (b) In addition to any awards that you may receive under Section 4(a), on February 1, 2005 you will be granted a performance-based restricted share unit award under the terms of the 2003 LTIP with a value equal to $1,000,000. The number of restricted share units awarded to you will be based on the "Fair Market Value" (as defined in the 2003 LTIP) of Unisys common stock on such date. The award will vest on the one-year anniversary of the effective date of grant, provided that the performance goals established by the Committee have been met, and will be subject to such other terms and conditions as are deemed appropriate by the Committee.

5. BENEFIT PROGRAMS; PERQUISITES. You will receive all the supplemental executive benefits associated with the position of Chairman and Chief Executive Officer, including a company car allowance of $900 per month, and if you continue to be employed by the Corporation after January 31, 2005, such benefits will continue after January 31, 2005 through your termination of employment. You also will be eligible for a membership in two approved luncheon clubs, an annual executive physical, supplemental life insurance equal to four times the sum of annual base salary plus target EVC (in addition to the Corporation's Group Term Life Insurance), post-retirement life insurance in an amount equal to the greater of $1,000,000 or two and one-half times your annual base salary rate in effect on the date of this Agreement (or any higher salary rate that may be in effect before your termination of employment), umbrella personal liability insurance up to $5,000,000 and contribution toward financial counseling services of $7,500 per year. Unisys will, during your employment with the Corporation through January 31, 2005, continue to provide you the long-term disability insurance provided by Lloyd's of London as of the date of this Agreement (the "Supplemental LTD Policy"), on a basis and with terms no less favorable than as provided at the date of this Agreement, provided that the issuer of the Supplemental LTD Policy may be changed by Unisys with your prior written agreement, not unreasonably to be withheld. In addition, you and your eligible dependents will be eligible to participate in all basic retirement, welfare (including post-retirement medical and other welfare benefits) and other benefit arrangements generally applicable to executive officers, in accordance with the terms of such arrangements, provided, however, that effective February 1, 2005, you will no longer be eligible to participate in any long-term disability plan sponsored by the Corporation. You will be entitled to receive four weeks of vacation each year. Reasonable expenses associated with the performance of the duties of your position will be reimbursed in accordance with normal Unisys policies. You are also eligible to join a country club of your choice and Unisys will pay your initiation fees and annual dues. Unisys shall reimburse you for reasonable legal expenses incurred by you in negotiating this Agreement.


6.  SUPPLEMENTAL PENSION.

  (a) You will be entitled to a pension benefit for your life fully vested from your first day of employment and commencing on the first day of the month following the termination of your employment, (provided, however, that in the event termination is for "disability", as defined in Section 10, payment of your benefit under this Section 6 shall begin on the first day of the month following the date payments cease to be made to you under the Supplemental LTD Policy, unless, at any time, the net after-tax benefit to you would be greater under this Section 6 than under the Supplemental LTD Policy and, if applicable, the Unisys Long-Term Disability Plan, in which case the benefit under this Section 6 shall commence on the first day of the month following the date at which your net after-tax benefit will be greater under this
Section 6), determined as follows:

           FULL YEARS OF SERVICE       ANNUAL ACCRUED BENEFIT


                   6                          $860,000
                   7 or more                $1,000,000


A "full year of service" shall be the period from September 23 of one year through September 22 of the following year, commencing from September 23, 1997. The benefit provided to you under this Section 6 will be provided in accordance with the terms of the Unisys Corporation Elected Officer Pension Plan ("EOPP") as modified by the terms of this Agreement, and will be offset by any pension benefit paid to you under the terms of the Unisys Pension Plan (or any successor qualified pension plan) and the Unisys Supplemental Employee Retirement Income Plan ("SERIP") (or any successor non-qualified excess pension benefit plan). In the event that your termination is for "disability", as defined in Section 9, and your benefits under this Section 6 have not commenced because you are receiving payments under the Supplemental LTD Policy, you shall not be eligible to commence receipt of benefits under either the Unisys Pension Plan or the SERIP until such time that you commence receipt of benefits under the EOPP as modified under this Section 6. If termination of employment occurs prior to the completion of seven full years of service, your benefit will be determined (i) in accordance with the terms of this Section 6 and the provisions of Section 10 or 11 of this Agreement if applicable and (ii) if such termination of employment occurs other than on the date a full year of service is completed, by increasing the annual accrued benefit applicable to your then-completed full years of service by an amount equal to a pro-rata portion of the difference between the annual accrued benefit that would have been payable had you completed the current year of service and the benefit payable with respect to your actual full years of service. Such pro-rata portion will be based on the number of full months of employment completed since your last full year of service divided by 12.

  (b) Notwithstanding the foregoing, if you would receive a larger after-tax benefit if calculated in accordance with Section 5.01 of the EOPP, the amount of your benefit pursuant to this Section 6 will be calculated in accordance with that Section of the EOPP, rather than Section 6(a) above.

  (c) Your spouse will, upon your death, be entitled to a life annuity under this Section 6 equal to 50% of the annual benefit (before offsets in accordance with Section 6(a)) which you were receiving at the date of your death (less any amounts due alternate payees under any qualified domestic relations orders). If you die prior to commencement of your benefit under this
Section 6, your spouse will be entitled to such survivor's benefit based on the assumption that you had retired and had been receiving retirement payments at the time of your death based on your credited service to that date. Such survivor's benefit shall be offset by any other survivor's pension benefit provided to your spouse under the Unisys Pension Plan (or any other successor qualified pension plan) and the SERIP (or any successor non-qualified excess pension benefit plan).

  (d) Except as otherwise provided in this Agreement, your pension benefit shall be determined in accordance with the provisions of the EOPP as in effect on the date of this Agreement, or as subsequently modified, if such modifications are favorable to you. If, prior to January 31, 2005, (i) your employment is terminated by the Corporation for "cause" (as defined in Section 11(c)) or (ii) you terminate your employment voluntarily, other than for "disability" (as defined in Section 10) or "good reason" (as defined in Section 11(c)), your benefit will be subject to suspension and forfeiture under the provisions of Section 6.04 of the EOPP, provided, however, that (i) service on the board of directors of other companies will not cause a suspension or forfeiture of benefits under Section 6.04 of the EOPP; (ii) service as an employee of or consultant to an entity a unit of which is in competition with Unisys will not cause a suspension or forfeiture of benefits under Section 6.04 of the EOPP, provided that it can be demonstrated to the reasonable satisfaction of the Committee that procedures are in place to assure that the unit that is in competition with Unisys and any director, officer, employee, consultant or other representative of such unit cannot directly or indirectly avail itself of your services, (iii) service as an employee of or consultant to an entity that provides consulting services to other entities, one or more of which are in competition with Unisys, will not cause a suspension or forfeiture of benefits under Section 6.04 of the EOPP, provided that it can be demonstrated to the reasonable satisfaction of the Committee that procedures are in place to assure that no entity that is in competition with Unisys nor any director, officer, employee, consultant or other representative of such unit can directly or indirectly avail itself of your services, (iv) "cause" in Section 6.04(b) of the EOPP shall be deemed to be defined as provided in this Agreement; (v) your investment in securities that are listed for trading on a national exchange or NASDAQ (provided that your investment does not exceed 1% of the issued and outstanding shares of stock) and your acquisition of a passive ownership interest in a non-public company will not cause a suspension or forfeiture of benefits under Section
6.04 of the EOPP and (vi) no activity in which you engage while employed under this Agreement which you have undertaken in the good faith belief that it is in the best interests, or that it is not opposed to the best interests, of Unisys shall be deemed the basis for suspending or forfeiting your benefits under Section 6.04 of the EOPP. Your benefit shall not be subject to suspension or forfeiture under any circumstances other than as provided in this Section 6(d).

  (e) Notwithstanding anything to the contrary, if any provision of this Agreement is inconsistent with any term or provision of the EOPP, including without limitation Section 6.04 thereof, the provisions of this Agreement shall prevail, and if the EOPP is terminated, it shall be deemed to continue for purposes of providing the benefit in this Section 6.

  (f) Upon your termination of employment, the Corporation will purchase and transfer to you (or to your spouse upon your death) an annuity, as provided in this Section 6(f), unless prior to January 31, 2005, (1) your employment is terminated by the Corporation for "cause" (as defined in Section 10(c)) or (2) you terminate your employment voluntarily other than for "disability" (as defined in Section 10), "good reason" (as defined in Section 11(c)) or an "approved personal reason" (as defined in this Section 6(f)). The annuity provided to you (or to your spouse upon your death) will be an individual fixed annuity that, together with benefits payable from the Unisys Pension Plan (or any successor qualified pension plan), will pay to you 40% of the pension benefit, computed prior to offsets for payments due under the terms of the Unisys Pension Plan and the SERIP, payable under this Section 6 (and/or the appropriate survivor benefit to your spouse). The annuity will pay you a monthly benefit for your life with a 50% surviving spouse benefit, will be purchased from an insurance company rated at least AA or an equivalent rating by at least two of the three following rating agencies, A.M. Best, Moody's and Standard and Poor's, and will be subject to your reasonable review (or that of your spouse or personal representative, in the event of your death or disability) of the terms of the annuity contract, which will contain terms regarding the nonassignability of the contract by the issuer in the ordinary course of business without your agreement (or that of your spouse or personal representative, in the event of your death or disability), and such other terms as you may reasonably request upon the advice of counsel. The Corporation shall be liable for the remaining 60% of the pension benefit provided for in this Section 6. In addition, the Corporation will make a gross-up payment to you (the "Section 6 gross-up payment") for federal, state and local income and employment taxes in an amount such that after payment by you of all such taxes imposed as a result of the transfer of the individual annuity and the payment of the Section 6 gross-up payment, you will have been reimbursed 100% by the Corporation for the amount of all such taxes, including taxes on the Section 6 gross-up payment. Anything in this Section 6(f) to the contrary notwithstanding, the Corporation will be liable for the benefits payable to you (or your spouse) under the EOPP as modified by Section 6 of this Agreement regardless of the circumstances of your termination, unless such circumstances constitute a reason for suspension or forfeiture of benefits under Section 6.04 of the EOPP, if applicable pursuant to Section 6(d). "Approved personal reason" means (i) you are advised by a licensed physician that continuation of your employment will result in an immediate and serious hazard to your health, (ii) the health of your spouse makes it impossible for you, in your good faith judgment, to meet your obligations under this Agreement and, at the same time, your responsibilities to your spouse or (iii) such other circumstance that following your written request, the Committee may conclude, in the reasonable exercise of its discretion, warrants approval of such termination, pursuant to this Section 6(f), as a termination for an "approved personal reason". If you intend to terminate your employment voluntarily for purposes of an "approved personal reason", (y) you need to provide the Committee at least 30 days' prior written notice of your intent to terminate your employment, stating with specificity the reason for your termination, and if the condition of your health or your spouse's health is the reason, a detailed description of the medical condition that is the reason for your termination, and (z) in such case, the Committee may, in its reasonable discretion, request an independent medical examination of you or your spouse, as applicable, by a licensed physician mutually agreed to between you and the Corporation in order to verify the medical condition that serves as the basis for your termination for an "approved personal reason".

7. PENSION REPLACEMENT AWARD. If you continue to be actively employed by the Corporation on and after January 31, 2005, you will not be permitted to receive pension payments commencing on February 1, 2005 under the terms of the EOPP, as amended by Section 6 of this Agreement, the SERIP and/or the Unisys Pension Plan. As a replacement for the pension payments that you will forego as a result of your continuing to be employed by the Corporation on and after February 1, 2005, the Corporation will establish a special deferred compensation program and will credit to a memorandum account (established on your behalf on the books of the Corporation) $83,333.33 per month, commencing on February 1, 2005 and continuing through your termination of employment. Under the terms of the deferred compensation program, the amounts credited to your memorandum account will be credited with earnings and losses in accordance with the applicable investment measurements selected by you. The investment measurement options will be the same options available under the Unisys Deferred Compensation Plan. Your account balance will be paid to you commencing on your termination of employment either in a lump sum or in annual installments, as elected by you in accordance with the procedures established under the program.

8. SERVICE ON OTHER BOARDS. During the term of your employment hereunder, you will render substantially all of your business time to the business affairs of the Corporation. You may serve on the board of directors of other companies and non-profit organizations as expressly approved by the Board of Directors in its discretion.

9. MANHATTAN OFFICE. For the one-year period following your termination of employment, the Corporation will provide you with an office and secretarial support in a Unisys facility in Manhattan.

10. DEATH OR DISABILITY. If you die while employed or your termination of employment is due to your becoming "disabled" (as defined below), you or your estate will be entitled to the following:

  (a) All restrictions on any outstanding restricted stock grant will immediately lapse and your outstanding stock option grants will continue to vest in accordance with the vesting schedule described in your stock option agreements;

  (b) If termination of employment or death occurs prior to the bonus payout date for the previous bonus award year, you will be eligible to receive a bonus award for such previous award year determined under Section 3 as if you had continued to be employed through the bonus payout date, such payment to be made at the same time that such bonus payment would have been made had you continued to be employed, and, if you are eligible to participate in a bonus plan for the year in which you terminate your employment, a bonus payment for the year in which you terminate employment in an amount equal to a pro rata portion, based on the period of service rendered in such year, of the bonus amount paid for the previous year, payable as soon as practicable after your death or your termination of employment;

  (c) Subject to Section 5, any benefits available under the retirement, welfare, incentive, fringe benefit, deferred compensation and perquisite programs generally available to executive officers upon disability or death or under the terms of this Agreement; and

  (d) Any benefits available under Section 6, provided, however, that if your termination is due to disability, you will continue to accrue service for purposes of calculating your benefit under Section 6 until the earlier to occur of (i) the date on which your disability ends or (ii) the date on which you commence receipt of benefits under the EOPP as modified by Section 6.

       You will be considered "disabled" if you are determined to be eligible to receive benefits for Total Disability under the Supplemental LTD Policy in accordance with the procedures of the Supplemental LTD Policy, even if you are no longer entitled to receive benefits under the Policy pursuant to section 5. If you become disabled, you will be entitled to the benefits described in this
Section 10 and not those described in Section 11.

11. TERMINATION OF EMPLOYMENT. (a) Your employment may be terminated by the Corporation at any time with or without cause. In the event that you are terminated for "cause" (as defined below) or you terminate your employment for other than "good reason" (as defined below), no further amounts will be paid to you hereunder except as otherwise provided under the terms of this Agreement, including, without limitation, Section 6 of this Agreement, and under the normal terms of the retirement, welfare, incentive, fringe, and perquisite programs in which you participated at your date of termination. Your voluntary termination of your employment shall not be deemed a violation of this Agreement.

  (b) Upon termination by the Corporation without cause or your termination for good reason, you will be entitled to the following:

  (1) If your termination occurs before February 1, 2005, you will continue to receive your base salary (at its then current rate on the date of termination) for a period of twelve months following your termination of employment and if your termination occurs on or after February 1, 2005, you will continue to receive your base salary (at its then current rate on the date of termination) payable from your date of termination through January 31, 2006 as if you had continued to work through such date. Such termination payments will be paid in the same manner and at the same times as the base salary payments would have been paid during employment and the period during which such payments are to be made will be referred to as the "Salary Continuation Period";

  (2) If termination of employment occurs prior to the bonus payout date for the previous bonus award year, you will be eligible to receive a bonus award for such previous award year in an amount determined under Section 3 as if you had continued to be employed through the bonus payout date. Such payment will be made at the same time that such bonus payment would have been made had you continued to be employed;

  (3) A bonus payment for the year in which such termination occurs, provided that you were eligible to participate in a bonus plan for such year, in an amount equal to your target bonus payment or percentage, as applicable, for the year in which such termination occurs. Such payment will be made promptly following your termination of employment;

  (4) If such termination of employment occurs before February 1, 2005, an annual bonus award payable for the one-year period following your termination of employment in an amount equal to your target bonus percentage as of your date of termination times the payments made to you under Section 11(b)(1) during such one-year period. Such payment will be made promptly following the expiration of the one-year period;

  (5) Continued participation, at the same costs applicable to active employees, through the Salary Continuation Period, in the Unisys Medical and Dental Plans (or, if such participation is prohibited by applicable law or the terms of the plans, participation in arrangements that will provide benefits substantially similar to those available under the Unisys Medical and Dental Plans) for you and your eligible dependents, subject, however, to the generally applicable terms of such plans;

  (6) Any other benefits available under this Agreement or under the retirement, welfare, incentive, fringe benefit, deferred compensation and perquisite programs generally available to executive officers upon termination of employment under similar circumstances;

  (7) Immediate and full vesting in, and lapse of any remaining restrictions on, all stock options, restricted share and other awards made under the 1990 Unisys Long-Term Incentive Plan or 2003 LTIP (or under any successor incentive plan thereto); for purposes of stock option, SAR and other equity-based award exercise rights under the 1990 Unisys Long-Term Incentive Plan or 2003 LTIP (or any successor incentive plan thereto), your date of termination will be treated as a Normal Retirement Date as defined therein; and

  (8) Your benefit under the EOPP, as modified under Section 6 of this Agreement, will be calculated as if you had continued to be employed for one year following your date of termination.

  (c) For purposes of this Section 11, "cause" means (1) in carrying out your duties, you engage in conduct that constitutes willful gross neglect or willful gross misconduct resulting, in either case, in material economic harm to the Corporation, unless you believed in good faith that such action or non-action was in, or not opposed to, the best interests of the Corporation or (2) your conviction of a felony involving moral turpitude. You will not be terminated for "cause" under Section 11(c)(1) unless (A) the Corporation has provided you with written notice stating the basis for the termination and you have been given fifteen days to cure the basis of such claim and (B) you have been given the opportunity for a hearing before the Board of Directors and, after such hearing, at least two-thirds of the Board members who are not employees of the Company vote in favor of your termination for "cause". "Good reason" means (i) a reduction in your aggregate compensation target (base salary plus EVC or bonus target), as such amounts may be increased during the term of this Agreement or a material reduction of any employee benefit enjoyed by you, unless such reduction is due to a reduction in compensation or benefits generally applicable to executive officers or as otherwise provided in this Agreement (ii) a reduction in your duties or authority, a change in reporting structure such that you report to someone other than the Board of Directors, or your removal as Chairman of the Board or Chief Executive Officer of the Corporation or its successor, except as otherwise provided in this Agreement, unless such reduction, change or removal is (x) for cause, as defined above, (y) is done with your written consent, or (z) is on account of your inability to substantially perform your duties for an aggregate of 90 days within any consecutive 12 month period due to your becoming "disabled" (within the meaning of the Supplemental LTD Policy, provided that such determination will be made in accordance with the procedures of the Supplemental LTD Policy after the 90-day period described in this Section 11(c)(ii)(z), even if you are no longer entitled to receive benefits under the Policy pursuant to section 5), and provided that your resignation occurs within 90 days after such reduction, change or removal or (iii) the failure of the Corporation to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Corporation within 15 days after the effective date of a merger, consolidation, sale or similar transaction, unless you consent to the Corporation's not obtaining such assumption. Notwithstanding the foregoing, if there is a reduction in your duties or authority, a change in your reporting structure and/or you have been removed as Chairman and/or Chief Executive Officer as a result of becoming disabled under this Section 11(c)(ii)(z) before February 1, 2005, but you do not qualify for long-term disability benefits under the Supplemental LTD Policy after the six-month period required in the Policy, then you shall be entitled to terminate your employment for "good reason" provided that you make yourself available to return to work promptly after the determination is made that you are not "disabled" and further provided that upon your return to work, the Corporation does not restore the duties, authority, and/or reporting structure that were in place before you became disabled under this Section 11(c)(ii)(z), except as otherwise provided under this Agreement, and does not restore your position as Chairman, and Chief Executive Officer, or, if you make yourself available to return to work after January 31, 2005, does not restore your position as Chairman.

  (d) The amounts payable to you under Section 11(b)(1) following your termination of employment will be reduced by the amount of cash compensation, if any, earned by you for services rendered to any other entity as an employee, independent contractor, consultant, officer, director, or in any other capacity, provided however, that (i) no such reduction will be applied during the two-year period following your termination of employment, and (ii) compensation earned by you for service as a director of any corporation will not cause such a reduction to the extent such compensation is based on the same fee structure as is received by all other directors thereof for Board service. You will promptly advise the Senior Vice President - Worldwide Human Resources of the Corporation of any facts that could cause such a reduction in the amounts payable to you under Section 11(b)(1). Upon written notice from the Corporation, you will promptly reimburse to the Corporation any overpayments made to you as a result of your receipt of the cash compensation described in the first sentence of this Section 11(d), provided that the amount you are required to reimburse shall be on an after-tax basis (that is the amount determined, after taking into account any taxes incurred by you on such overpayment less the tax benefit, if any, you may derive from repayment to the Corporation). Notwithstanding anything herein to the contrary, you shall have no obligation to seek other employment.

  (e) Payments or benefits under this Agreement are not intended to duplicate payments or benefits under any other Unisys agreement or severance program, including, without limitation, your Executive Employment Agreement. To the extent that you may be entitled to receive duplicate payments or benefits under this and any other Unisys agreement or program, the provisions of that agreement or program which is most favorable to you or provides you with the greater payment or benefit shall be effective. Solely for the avoidance of doubt, the reference to the term "SERP" in Section 6(a)(i)(C) of your Executive Employment Agreement includes, but is not limited to, the Unisys Supplemental Executive Retirement Income Plan and the EOPP, as modified by
Section 6 of this Agreement.

12. CERTAIN ADDITIONAL PAYMENTS BY THE CORPORATION. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 12) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, including the Gross-up Payment.

  (b) Subject to the provisions of Section 12(c), all determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm mutually agreed to by the parties (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Corporation. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, net of any taxes (including income and excise taxes) required to be withheld, as determined pursuant to this Section 12, shall be paid by the Corporation to you within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion that failure to report the Excise Tax on your applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Corporation and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to Section 12(c) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for your benefit.

  (c) You shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which the IRS gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

  (i) give the Corporation any information reasonably requested by the Corporation relating to such claim,

  (ii) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

  (iii) cooperate with the Corporation in good faith in order effectively to contest such claim, and

  (iv) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses including without limitation, reasonable legal fees. Without limitation on the foregoing provisions of this Section 12(c), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs you to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

  (d) If, after the receipt by you of an amount advanced by the Corporation pursuant to Section 12(c), you become entitled to receive any refund with respect to such claim, you shall (subject to the Corporation's complying with the requirements of Section 12(c)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Corporation pursuant to Section 12(c), a determination is made that you shall not be entitled to any refund with respect to such claim and the Corporation does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

13. CONDUCT AFTER TERMINATION. From and after the termination of your employment for any reason:

  (a) For a period of 24 months from the date of termination of your employment, you shall not engage in or become employed as a business owner, employee, agent, representative or consultant in any activity which is in competition with any line of business of Unisys (or its subsidiaries or affiliates) existing as of your termination date, except with the express prior written consent of the Committee, provided, however, you shall be deemed not to be in competition for purposes of Section 13 of this Agreement (1) if you serve on boards of directors of other companies, (2) if you are an employee of or a consultant to an entity a unit of which is in competition with Unisys, provided that it can be demonstrated to the reasonable satisfaction of the Committee that procedures are in place to assure that any unit that is in competition with Unisys and any director, officer, employee, consultant or other representative of such unit cannot directly or indirectly avail itself or themselves of your services, (3) if you are an employee of or a consultant to an entity that provides consulting services to other entities, one or more of which are in competition with Unisys, provided that it can be demonstrated to the reasonable satisfaction of the Committee that procedures are in place to assure that no entity that is in competition with Unisys nor any director, officer, employee, consultant or other representative of such unit can directly or indirectly avail itself or themselves of your services,
(4) if you invest in securities which are listed for trading on a national exchange or NASDAQ and your investment does not exceed 1% of the issued and outstanding shares of stock or (5) if you acquire an ownership interest in a non-public company, provided that such ownership represents a passive investment. If you intend to acquire an ownership interest in, or become employed as a business owner, employee, agent, representative or consultant with, a non-public company that is owned 100% by members of your family, you will not be deemed to be in competition for purposes of this Section 13 if you receive the express prior written consent of the Board of Directors, which consent will not be unreasonably withheld;

  (b) For a period of 24 months from the date of termination of your employment, you shall not negatively comment publicly or privately about Unisys (or its subsidiaries or affiliates), any of its products, services or other businesses, its present or past Board of Directors, its officers, or employees, nor shall you in any way discuss the circumstances of your termination of employment, except that (1) you may give truthful testimony before a court or governmental agency, (2) you may make comments about the circumstances of your termination with the prior written approval of the Corporation, (3) you may respond publicly to any untrue public comment made by the Corporation, (4) you may discuss the circumstances of your termination with your attorneys, your financial and tax advisers, members of your family and any prospective employer, provided that you take all necessary steps to assure that each such person does not, as a result of your discussions with them, make any such negative comment prohibited under this Section 13(b) and
(5) you may make comments to an arbitrator or court for the purpose of determining or enforcing your rights under this Agreement or any entitlement under any agreement, plan, award, policy or program with or sponsored by Unisys (or any of its subsidiaries or affiliates);

  (c) For a period of eighteen months from the date of the termination of your employment, you shall not induce or attempt to induce any employee of Unisys (or any of its subsidiaries or affiliates) to render services for any other person, firm or business entity, except that you will be permitted to give recommendations, if requested, for employees seeking employment outside of Unisys;

  (d) (1) You shall not use, furnish or divulge to any other person, firm or business entity any confidential information relating to Unisys business (or that of any of its subsidiaries or affiliates), or any trade secrets, processes, contracts or arrangements involved in any such business, except (A) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of Unisys or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make accessible such information, (B) to an attorney as necessary to enforce your rights under this Agreement, or any other agreement, plan, policy, award or program with or sponsored by Unisys or
(C) after such information becomes known to the public or within the relevant industry to which such confidential information pertains.

(2) For a period of 24 months following the date of termination of your employment, Unisys (and its subsidiaries and affiliates) agrees not to negatively comment publicly or privately about you or the circumstances of your termination of employment, except (A) Unisys may give truthful testimony before a court or governmental agency, (B) Unisys may make comments about the circumstances of your termination with your prior written approval, (C) Unisys may respond publicly to any untrue public comment made by you, (D) Unisys may discuss the circumstances of your termination with its attorneys and its financial and tax advisers, provided that it takes reasonable steps to assure that each such person does not, as a result of Unisys discussions with them, make any such negative comment prohibited under this Section 13(d) and
(E) Unisys may make comments to an arbitrator or court for the purpose of determining its rights under this Agreement or any agreement, plan, award, policy or program with or sponsored by Unisys (or any of its subsidiaries or affiliates).

(3) You and Unisys mutually agree that the obligations contained in this
Section 13 are reasonable and necessary for each party's mutual protection and that one party cannot be reasonably or adequately compensated in damages in an action at law in the event that the other party breaches such obligations. You and Unisys expressly agree that, in addition to any other rights or remedies which each may possess, each shall be entitled to injunctive and other equitable relief to prevent a breach of this Section 13 by the other party, including a temporary restraining order or temporary injunction from any court of competent jurisdiction restraining any threatened or actual violation, and you and Unisys each consents to the entry of such an order and injunctive relief and waives the making of a bond as a condition for obtaining such relief. Such right shall be cumulative in addition to any other legal or equitable rights and remedies the parties may have. In addition, in the event that you should materially breach your obligations under Section 13(b) or you should breach any other obligation described in this Section 13, Unisys shall have the right to terminate any remaining payments due under Section 11(b)(1) and (4).

  (e) (1) With respect to the last paragraph of Section 6(e)(3) of the 1990 Long-Term Incentive Plan, if applicable, the Corporation agrees that (A) the term "cause" shall be construed as defined in this Agreement, (B) in the event that any action is contemplated under such Section, you shall be provided with a written notice stating (i) with specificity, the nature of the alleged conduct that is deemed to be "materially adverse or detrimental to the interests of the Company" and, if such alleged conduct is curable, (ii) the steps, if any, you should reasonably take to cure such alleged conduct and
(iii) the period of time by which such alleged violation must be cured (which time period shall not be less than 30 days after receipt of such written notice). No action shall be taken by the Senior Vice-President, Worldwide Human Resources or any other person pursuant to such Section 6.3(e)(3) after the expiration of such time period unless you have been given the opportunity to be heard by the Committee and there is a vote of two-thirds of all non-employee members of the Committee, determining that the alleged conduct is materially adverse or materially detrimental to the interests of the Corporation and instructing the Senior Vice President, Worldwide Human Resources or such other person to take such action.

(2) The restrictive covenants contained in this Section 13 will supersede and replace any similar covenants or provisions relating to the revocation, suspension or restriction of benefits or entitlements for conduct deemed adverse or detrimental to the interests of the Corporation in any plan, program, policy or arrangement sponsored by the Corporation or any of its subsidiaries or affiliates. Other than as expressly set forth in this Agreement, there shall be no restrictions on your activities following termination of your employment, except restrictions imposed by law.


14. PLAN DOCUMENTS; CODE OF ETHICAL CONDUCT. Each of the above-described benefits which are more fully described in an applicable Unisys plan document (including, without limitation EVC, stock option and restricted share award documents) are subject to the terms of such plan or award document (as may be amended by Unisys from time to time) and, except as expressly provided in this Agreement, each such plan document or award document will govern the benefit payable hereunder and thereunder. In addition, you agree that the Unisys policies and procedures applicable to all Unisys employees, including, without limitation, the Unisys Code of Ethical Conduct, shall be applicable to you as in effect as of the date of this Agreement.

15. SUCCESSORS. This agreement shall be binding upon Unisys and its successors and assigns.

16. INDEMNIFICATION. You will be entitled to the indemnification rights contained in the Restated Certificate of Incorporation of Unisys Corporation, dated September 27, 1999, the By-Laws of Unisys Corporation, dated July 19, 2001 and the Indemnification Agreement between you and the Corporation dated as of September 23, 1997 as any of them may be amended from time to time. Unisys agrees to maintain directors and officers liability insurance covering you to the extent that Unisys provides such coverage for its other directors and officers.

17. MISCELLANEOUS. Except as expressly set forth herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements including, without limitation, the employment agreements dated September 23, 1997 and April 25, 2002. For the avoidance of doubt, your Indemnification Agreement dated as of September 23, 1997 and your Executive Employment Agreement dated as of September 23, 1997 continue in full force and effect. Any reference to your employment agreement dated September 23, 1997 or April 25, 2002 in the Executive Employment Agreement shall be deemed to refer to this Agreement. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Chairman of the Committee or his designee. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the provisions thereof relating to conflicts of laws.

18. NO MITIGATION; NO OFFSET. In the event of any termination of your employment hereunder, you shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Corporation under this Agreement, and, except as provided in Section 11(d) above, there shall be no offset against amounts or benefits due to you under this Agreement or otherwise on account of (a) any claim that the Corporation may have against you or (b) any remuneration or other benefit earned or received by you after such termination, except as otherwise provided under the applicable terms of any agreement, plan, award, policy or program with or sponsored by Unisys (or any of its subsidiaries or affiliates), subject to the terms of this Agreement, including, but not limited to, Sections 6(d) and 13.

19. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association. Any arbitration award will be final and conclusive upon the parties, and a judgment enforcing such award may be entered in any court of competent jurisdiction. Costs of arbitration shall be borne by Unisys. Unless the arbitrator determines that you did not have a reasonable basis for asserting your position with respect to the dispute in question, Unisys shall also reimburse you for your reasonable attorneys' fees incurred with respect to any arbitration.

21. CORPORATE AUTHORITY. Unisys represents and warrants that it is fully authorized and empowered to enter into this Agreement. This Agreement and any necessary determination under or modification of, any plan, program or arrangement of the Corporation required by this Agreement, have been authorized by the Board and approved by the Committee.

If the foregoing sets forth our agreement with you, please sign and return to us the enclosed copy of this Agreement.

Very truly yours,



UNISYS CORPORATION                         The foregoing is accepted:




By:  /s/ Henry C. Duques                    /s/ Lawrence A. Weinbach
     -------------------                    ------------------------
     Henry C. Duques; Chairman                  Lawrence A. Weinbach
     Compensation Committee
     Board of Directors